UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 12, 2015

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas  77515

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 12, 2015, we entered into a $430 million Credit Agreement (the “Credit Agreement”) by and among Benchmark and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent (the “Administrative Agent”).  This agreement is comprised of a five-year revolving credit facility and a five-year term loan facility, both with a maturity date of November 12, 2020.  The proceeds of the $230 million term loan facility and commitments under the revolving credit facility were used to (i) finance the purchase price of the acquisition of Secure Communication Systems, Inc. and its subsidiaries (collectively, “Secure Technology”), (ii) refinance the commitments under our existing credit agreement, (iii) refinance certain existing indebtedness of Secure Technology and (iv) pay the fees, costs and expenses associated with the preparation of the Credit Agreement.  The revolving credit facility will be available for general corporate purposes.  It may be drawn in foreign currencies up to an amount equivalent to $20 million and may be used for letters of credit up to $20 million.  The Credit Agreement includes an accordion feature pursuant to which total commitments under the facility may be increased by an additional $150 million, subject to satisfaction of certain conditions.

The Term Loan must be repaid in 20 consecutive quarterly installments beginning March 31, 2016, with quarterly installments of $2,875,000, $2,875,000, $4,312,500, $5,750,000 and $8,625,000, due during the years 2016, 2017, 2018, 2019 and 2020, respectively, with the balance payable on the maturity date.

Interest on outstanding borrowings under the Credit Agreement accrues, at our option, at the adjusted LIBO rate plus 1.25% to 2.25% or the alternative base rate plus 0.25% to 1.25%, and is payable quarterly in arrears.  The alternative base rate is equal to the highest of (i) the Administrative Agent’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the adjusted LIBO rate plus 1.00%.  The margin on the interest rates fluctuates based upon the ratio of Benchmark’s debt to its consolidated EBITDA (the “Total Leverage Ratio”).  A commitment fee of 0.30% to 0.40% per annum (based on the Total Leverage Ratio) on the unused portion of the revolving credit line is payable quarterly in arrears.

The Credit Agreement is generally secured by (a) the pledge of all the capital stock of Benchmark’s domestic subsidiaries and 65% of the capital stock of Benchmark’s foreign subsidiaries, (b) the pledge of any indebtedness owed to Benchmark and its subsidiaries and (c) the pledge of all the accounts receivable, inventory and fixed assets of Benchmark and its domestic subsidiaries.  The Credit Agreement contains financial covenants as to debt leverage and interest coverage, and certain customary affirmative and negative covenants, including restrictions on our ability to incur additional debt and liens, pay dividends, repurchase shares, sell assets and merge or consolidate with other persons.  Amounts due under the Credit Agreement may be accelerated upon specified events of default, including a failure to pay amounts due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject, in some cases, to cure periods.

As of November 12, 2015, following the completion of the acquisition of Secure Technology, we have $230.0 million in borrowings outstanding under the term loan facility and $1,560,800 in letters of credit outstanding under the revolving credit facility.  $198,439,200 remains available for future borrowings under the revolving credit facility.

The foregoing summary of the terms and conditions of the Credit Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Effective November 12, 2015, we completed our previously announced acquisition of Secure Technology.  Pursuant to the Purchase Agreement among Benchmark, SCS Secure Holdings LLC and MSCS LLC, dated October 20, 2015, Benchmark paid a cash purchase price of $230 million to acquire Secure Technology on a debt-free, cash-free basis subject to a customary working capital adjustment.

The foregoing description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.   Financial Statements and Exhibits.

                (d)  Exhibits

Exhibit 2.1    Acquisition agreement*

Exhibit 10.1  Credit agreement

Exhibit 99.1  Press release

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant will furnish supplementally any of the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: November 12, 2015	By: /s/ Gayla J. Delly
Gayla J. Delly
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1	Purchase agreement*
10.1	Credit agreement
99.1	Press release

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant will furnish supplementally any of the omitted schedules to the Securities and Exchange Commission upon request by the Commission.